SECURED PROMISSORY NOTE
$500,000.00	Raleigh, North Carolina
January 30, 2009

FOR VALUE RECEIVED, the undersigned, DARA BIOSCIENCES, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as "Maker"), promises to pay to the order of SURGIVISION, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as "Lender"), the principal sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00), together with interest from the date hereof until the Maturity Date (as defined below), upon the unpaid principal balance, at the rate of eight percent (8%) per annum. This Secured Promissory Note is the "Note" referenced in the Stock Purchase and Loan Agreement dated as of January 30, 2009, between Maker and Lender (the "Transaction Agreement") and which is secured pursuant to the Stock Pledge Agreement dated as of January 30, 2009, between Maker, as obligor, and Lender, as lender (the "Pledge Agreement.") Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Transaction Agreement.

Said principal and interest are payable in a single installment on July 30, 2010 (the "Maturity Date"), at which time the entire outstanding principal balance, together with all accrued but unpaid interest, shall be immediately due and payable. Any payment shall be applied first to the payment of interest upon the balance of unpaid principal, and any amount remaining after payment of said interest shall be applied in reduction of said unpaid principal.

Both principal and interest shall be payable in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment. Payment shall be made by wire transfer to the account designated by the holder hereof, or at such other place as the holder hereof may designate in writing. Maker shall include with any wire payment a reference line indicating that the payment is from Maker, with a brief description of the purpose of the funds.

To the extent the holder hereof receives payment of any amount under this Note, whether by way of payment by the Maker, set-off or otherwise, which payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, other law or equitable cause, in whole or in part, then, to the extent of such payment received, this Note or the part hereof intended to be satisfied thereby shall be revived and continue in full force and effect, together with all collateral security therefor, as if such payment had not been received by the holder.

Each of the following shall constitute an event of default under this Note (each, an "Event of Default"):

(a) The failure by Maker to pay any principal or interest when due hereunder;

(b) The failure by Maker to perform, comply with or observe any agreement, covenant or obligation under (i) Section 10.1 (insofar as it requires the preservation of the corporate existence of Maker), Section 10.5, Section 10.6 or Section 10.8 of the Transaction Agreement, or (ii) subsection (d), (e), (f) or (g) of Section 5 of the Pledge Agreement;

(c) The failure by Maker to perform, comply with or observe any agreement, covenant or obligation under any provision of this Note, the Transaction Agreement or the Pledge Agreement (other than those provisions referred to in clauses (a) and (b) immediately preceding), and such failure shall not have been remedied within ten (10) days after an officer of Maker becomes aware of such failure;

(d) Any representation or warranty or certification made or furnished by the Maker under this Note, the Transaction Agreement or the Pledge Agreement shall prove to have been false or incorrect in any material respect when made (or deemed made);

(e) Any breach or default (or other event or condition) shall occur under any agreement, indenture or instrument relating to any other indebtedness of Maker with an aggregate principal amount in excess of $100,000, if the effect of such breach or default (or such other event or condition) is to cause, or to permit the holder or holders of the other indebtedness (or a Person on behalf of such holder or holders) to cause (upon the giving of notice, the lapse of time or both, or otherwise), such other indebtedness to become or be declared due and payable, or required to be prepaid, redeemed, purchased or defeased (or an offer of prepayment, redemption, purchase or defeasance be made), prior to its stated maturity;

(f) Any of the following events shall occur without the prior written consent of the holder hereof (which consent may be withheld in the holder's sole and absolute discretion): (i) the sale, lease, exchange or other transfer of all or substantially all of the property, assets or business of Maker; (ii) any liquidation, dissolution or winding up of Maker, whether voluntary or involuntary; (iii) any merger or consolidation to which Maker is a party or any sale or other transfer through a single or a series of transactions that results in the holders of the voting securities of Maker immediately prior thereto owning less than fifty percent (50%) of the outstanding voting securities of the surviving entity immediately following such transaction(s); or (iv) any Person or group (as such term is used in Section 13(d) of the Securities Exchange Act of 1934) of Persons shall acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of Maker representing fifty percent (50%) or more of the voting securities of Maker then outstanding;

(g) the filing of any petition under any bankruptcy, moratorium, reorganization or insolvency act, federal or state, by Maker, or the filing by Maker of any application for the appointment of a receiver for Maker or any substantial part of Maker's property, or the consent by Maker to the appointment of any such receiver, or the making of a general assignment for the benefit of creditors by Maker; or

(h) an involuntary case or other proceeding shall be commenced against Maker seeking liquidation, reorganization or other relief with respect to Maker or its debts under any bankruptcy, moratorium, reorganization or insolvency act, federal or state, or seeking the appointment of a receiver for Maker or any substantial part of Maker's property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days.

Upon the occurrence of an Event of Default, the entire principal balance outstanding upon this Note, together with all interest then accrued, shall, at the option of the holder of this Note, at once become due and payable.

This Note, together with all principal and interest payments due hereunder, shall bear interest at the lesser of (i) ten percent (10%) per annum or (ii) the maximum effective contract rate which may lawfully be charged under applicable statutes and laws from time to time in effect (such lesser rate, the "Default Rate"), from and after the Maturity Date or the date of an Event of Default occurring prior to the Maturity Date, until payment in full of all principal and interest due hereunder is made.

This Note may be prepaid in whole or in part without premium or penalty, provided that any partial prepayment shall not operate to relieve or diminish any scheduled payments until all obligations hereunder are paid in full.

If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to protect the security for its payment, or to enforce its collection, or to represent the rights of the holder hereof in connection with any loan documentation executed in connection herewith, or to defend successfully against any claim, cause of action or suit brought by Maker against the holder hereof, Maker shall pay on demand all costs of collection and litigation (including court costs), together with attorneys' fees.

Maker and any endorsers hereof waive protest, demand, presentment, and notice of dishonor, and agree that this Note may be extended (at the sole option of the holder hereof), in whole or in part, without limit as to the number of such extensions or the period or periods thereof, without notice to them and without affecting their liability thereon.

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It is the intention of Maker and the holder hereof to comply strictly with applicable usury laws; and, accordingly, in no event and upon no contingency shall the holder hereof ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum effective contract rate which may lawfully be charged under applicable statutes and laws from time to time in effect; and in the event that the holder hereof ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness hereby evidenced; and if the principal amount of the indebtedness evidenced hereby, all lawful interest thereon and all lawful fees and charges in connection therewith, are paid in full, any remaining excess shall forthwith be paid to Maker or other party lawfully entitled thereto. All interest paid or agreed to be paid by Maker shall, to the maximum extent permitted under applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. Any provision hereof, or of any other agreement between the holder hereof and Maker, that operates to bind, obligate, or compel Maker to pay interest in excess of such maximum effective contract rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the holder hereof and Maker that is in conflict with the provisions of this paragraph.

DARA BIOSCIENCES, INC.

By:

Name:

Title: